Exhibit 99.2
<PFIZER LOGO>
For Immediate Release November 23, 1999	Contact: Andy McCormick 212-573-1226

PFIZER FILES COMPLAINT AGAINST WARNER-LAMBERT ALLEGING BREACH OF STANDSTILL AGREEMENT

Suit Also Alleges American Home Products Wrongfully Interfered With Agreement

NEW YORK, Nov. 23 -- Pfizer today announced that it has filed a new Complaint against Warner-Lambert and American Home Products alleging that Warner-Lambert breached its contractual obligations to Pfizer contained in a Standstill Agreement between Pfizer and Warner-Lambert.

The Complaint also alleges that American Home Products wrongfully interfered with Pfizer's contractual relationship with Warner-Lambert by inducing Warner-Lambert's breach.

The Complaint seeks to enjoin the Warner-Lambert/American Home Products Merger Agreement; to enjoin American Home Products from receiving any benefit as a result of their wrongful interference; and to enforce Pfizer's contractual rights to make a superior merger proposal.

Citing public reports that Warner-Lambert entered into negotiations with AHP in July of this year, Pfizer stated that Warner-Lambert failed to disclose the negotiations to Pfizer and misrepresented them in response to inquiries from Pfizer's management. Had Warner-Lambert not failed to inform and not misled Pfizer regarding its negotiations with American Home Products, Pfizer would have known it was free from restrictions in the Standstill Agreement and would have made its superior proposal prior to the American Home Products/Warner-Lambert Merger Agreement.

Pfizer added that today's lawsuit does not seek change to the ongoing, successful marketing arrangements for Lipitor between Pfizer and Warner-Lambert. Pfizer's marketing, sales and medical organizations will continue all of their activities in support of this extremely important medical advance. These arrangements are detailed in our Lipitor marketing agreement which is separate from the standstill agreement.

"The Lipitor partnership is a very valuable asset for both companies and their respective shareholders. Neither party should take any action to harm that asset," said Lou Clemente, executive vice president of Pfizer.